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                                                                    EXHIBIT 2.2




                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            VENUS EXPLORATION, INC.

                                      AND

                               XPLOR CORPORATION



                            DATED AS OF JUNE 3, 1997



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                          AGREEMENT AND PLAN OF MERGER

         Agreement entered into as of June 3, 1997 (the "Agreement") by and between Xplor Corporation, a Delaware corporation ("Xplor") and Venus Exploration, Inc., a Delaware corporation ("Venus") and a wholly-owned subsidiary of Xplor. Xplor and Venus are referred to collectively herein as the "Parties."

         WHEREAS, this Agreement contemplates a merger of Venus with and into Xplor, with Xplor being the surviving corporation thereof;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the covenants herein contained, the Parties agree as follows:

         Section 1.  Definitions.

         "Agreement" has the meaning set forth in the preface above.

         "Closing" has the meaning set forth in Section 2(b) below.

         "Closing Date" has the meaning set forth in Section 2(b) below.

         "Delaware Certificate of Merger" has the meaning set forth in
         Section 2(c) below.

         "DGCL" means the General Corporation Law of the State of Delaware, as amended.

         "Effective Time" has the meaning set forth in Section 2(d)(i) below.

         "Merger" has the meaning set forth in Section 2(a) below.

         "Parties" has the meaning set forth in the preface above.

         "Surviving Corporation" has the meaning set forth in Section 2(a) below.

         "Surviving Corporation Common Stock" means the Common Stock, par value $.01 per share, of the Surviving Corporation.

         "Venus" has the meaning set forth in the preface above.

         "Venus Common Stock" means the Common Stock, par value $.01 per share, of Venus.

         "Venus Stockholders" means the stockholders of record of Venus Common Stock.

         "Xplor" has the meaning set forth in the preface above.


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         "Xplor Common Stock " means the Common Stock, par value $.01 per share, of Xplor.

         "Xplor Stockholder" means the stockholders of record of Xplor Common Stock.

         Section 2.  Basic Transaction.

         (a) The Merger. On the terms and subject to the conditions of this Agreement, Venus will merge with and into Xplor (the "Merger") at the Effective Time. Xplor shall be the corporation surviving the Merger (the "Surviving Corporation").

         (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jones & Faye, P.L.L.C., 112 Pecan Street, Suite 2500, San Antonio, Texas, 78205, or such other location as Xplor shall determine, at such time and on such date as Xplor may determine (the "Closing Date"), which time shall be at any time after June 2, 1997.

         (c) Actions at the Closing. At the Closing, Xplor will cause to be filed with the Secretary of State of the State of Delaware, as provided in
Section 253 of the DGCL, a Certificate of Ownership and Merger in substantially the form attached hereto as Exhibit A (the "Delaware Certificate of Merger").

         (d) Effect of Merger.

                  (i) General. The Merger shall become effective at such time (the "Effective Time") that Xplor files the Delaware Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in Section 259 of the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Venus or Xplor in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Xplor shall be the Certificate of Incorporation of the Surviving Corporation, except as amended to change the name of the Surviving Corporation to Venus Exploration, Inc.

                  (iii) Bylaws. The Bylaws of Xplor as in effect at and as of immediately prior to the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment as a result of the Merger.

                  (iv) Directors and Officers. The directors and officers of Xplor in office at and as of immediately prior to the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).



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                  (v) Conversion of Capital Stock. At and as of the Effective
         Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Venus, each share of Venus Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled.

                  (vi) Xplor Common Stock.  Each share of Xplor Common
         Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Surviving Corporation Common Stock.

                  (vii) Name Change. The name of the Surviving Corporation shall be changed upon the effective time of the Merger to Venus Exploration, Inc.

         Section 3.  Termination.

         (a) Termination of Agreement. The Parties may terminate this Agreement (with the prior authorization of its board of directors, if applicable) by mutual written consent at any time prior to the Effective Time.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

         Section 6. Amendment. This Agreement may be amended at any time and from time to time if set forth in a writing executed by each of the Parties.

                            [signature page follows]


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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                        VENUS EXPLORATION, INC.:


                                        By:
                                             ----------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------



                                        XPLOR CORPORATION:


                                        By:
                                             ----------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------




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